Exhibit 99.1

Competitive Companies, Inc. Signs LOI with Innovation Capital Management, Inc. to Bolster Its Plans for Bringing Wireless Broadband to America's Heartland

Thursday September 4, 2:33 pm ET

Proprietary Technology significantly enhances ability for rural broadband growth

RIVERSIDE, Calif., Sept. 4 /PRNewswire-FirstCall/ -- Competitive Companies, Inc. (CCI) (OTC Bulletin Board: CCOP - News) and Innovation Capital Management, Inc. (ICM) parent of DiscoverNet, Inc., said today they have signed a Letter of Intent to merge the two Companies' operations and proprietary technology to further enhance a collective effort in bringing wireless Internet broadband to America's Heartland. ICM through its subsidiary DiscoverNet, Inc. has been providing Internet services to rural Americans since 1996 and for more than a year has been developing its wireless broadband network throughout six counties in Western Wisconsin. Utilizing proprietary propagation software, the ICM is capable of designing and developing level one wireless networks without cost prohibitive engineering saving 10s of thousands of dollars to small wireless Internet service providers also known as "WISP" throughout North America.

"We believe with the combined efforts of our two companies, more rural communities will be able to enjoy high speed wireless broadband at the same or better rates than their urban and suburban counterpart," says Jerald Woods, President and CEO of CCI.

CCI is now in discussions with other rural wireless Internet service providers (WISP) to discuss the benefit of utilizing the Company's latest technology and its unique financing program to assist WISP in their continued growth. The Company plans to consolidate and merge more than 200 WISP throughout the United States over the next 36 months representing more than 100,000 subscribers.

    Jerald L Woods
    President/CEO

Forward-Looking Statements:

This press release contains statements that are "forward-looking" and are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. Generally, the words "expect," "intend," "estimate," "will" and similar expressions identify forward-looking statements. By their very nature, forward-looking statements are subject to known and unknown risks and uncertainties that may cause our actual results, performance or achievements, or that of our industry, to differ materially from those expressed or implied in any of our forward-looking statements. Statements in this press release regarding the Company's business or proposed business, which are not historical facts, are "forward-looking" statements that involve risks and uncertainties, such as estimates and statements that describe the Company's future plans, objectives or goals, including words to the effect that the Company or management expects a stated condition or result to occur. Since forward-looking statements address future events and conditions, by their very nature, they involve inherent risks and uncertainties. Actual results in each case could differ materially from those currently anticipated in such statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made.

Source: Competitive Companies, Inc.